EXHIBIT 1

Michael R. Murphy
Managing Partner
1 312 265 9605
mmurphy@thediscoverygroup.com

September 7, 2010

The Board of Directors
c/o Mr. Philip G. Heasley, Chairman of the Board
TIER Technologies, Inc.
11130 Sunrise Valley Drive
Suite 300
Reston, VA  20191

Dear Directors:

Discovery Equity Partners, LP ("Discovery") hereby notifies the Board of Directors of Tier Technologies, Inc. (the "Company") of its intention to nominate up to two persons for election as directors at the Company's 2011 annual meeting of stockholders.  In connection with any such nomination and election, Discovery would intend  to rely on the new shareholder proxy access rule, Rule 14a-11 under the Securities Exchange Act of 1934 (the "Exchange Act"), or the exemption for solicitations of no more than 10 shareholders under Rule 14a-2(b)(2) of the Exchange Act.  Discovery will, during the period permitted under the Company's bylaws, provide the information required by the bylaws with respect to its intended nominees.

Respectfully Submitted,

DISCOVERY GROUP, LLC.

Michael R. Murphy
Managing Member

191 N. Wacker Drive, Suite 1685, Chicago, IL 60606